Exhibit 99.1

The Scotts Miracle-Gro Company     NEWS

ScottsMiracle-Gro Announces Resignation of Chief Financial Officer

Dave Evans to leave post in mid-February; assisting in transition

MARYSVILLE, Ohio (Jan. 28, 2013) – The Scotts Miracle-Gro Company (NYSE:SMG), the global leader in the consumer lawn and garden industry, today announced that Dave Evans has resigned as chief financial officer and executive vice president and has accepted a similar role with Columbus-based Battelle, the world’s largest nonprofit research and development organization.

“To say that Dave made important contributions to the business and to the culture of ScottsMiracle-Gro during his 19 years here is a gross understatement,” said Jim Hagedorn, chairman and chief executive officer. “He is one of the finest finance professionals I have ever worked with and was a trusted partner who earned the respect of our Board, our shareholders and all of our associates. While I am personally and professionally sad to see him leave, I am excited for Dave and his family as he makes this change.”

Evans joined ScottsMiracle-Gro as director of finance for operations in 1993 and moved through several roles before being named CFO in 2006. In 2011 his role was expanded to include strategic planning and business development. Evans will remain at the Company through the filing of its first quarter results in mid February and is actively working with Hagedorn and the Board of Directors on creating an orderly transition. The Company has begun identifying and interviewing internal and external candidates for the role.

“It is a bittersweet moment for me as I leave Scotts and enter a new chapter of my life and career,” Evans said. “The opportunity to join an organization with global reach and scale and a commitment to science and technology for the greater good is one that I feel compelled to pursue, but I do so with mixed emotion. I have spent nearly two decades with ScottsMiracle-Gro and it will forever be an important part of my life. Of all the things we have accomplished during my tenure as CFO I am most proud of the finance team that remains in place. The strength and depth of this team would be the envy of any public company. I leave ScottsMiracle-Gro fully confident in both our near- and long-term plans, the strength of the leadership team and the implementation of a strategic plan that focuses on driving shareholder value.”

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Contact:
Jim King
Senior Vice President
Corporate Communications & Investor Relations
937-578-5622

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.